Exhibit 99.1
BroadStreet Partners Completes Strategic Investment

COLUMBUS, Ohio--(BUSINESS WIRE)--BroadStreet Partners (“BroadStreet” or the “Company”) today announced the successful closing of a strategic investment by an investor group led by Ethos Capital (“Ethos”), British Columbia Investment Management Corporation (“BCI”), and White Mountains Insurance Group, Ltd. (“White Mountains”), marking a significant milestone in the Company’s growth trajectory. Accounts advised by T. Rowe Price Investment Management, Inc. also participated. Ontario Teachers’ Pension Plan (“Ontario Teachers’”) will retain a significant co-control stake and continue its partnership with the Ethos-led investor group.

BroadStreet is a leading middle-market insurance brokerage providing commercial and personal property & casualty and employee benefits solutions. The Company partners with leading independent insurance agencies, known as Core Agency Partners, and supports them with M&A capabilities, capital solutions, and a comprehensive suite of resources and tools designed to accelerate organic growth. BroadStreet’s distinctive co-ownership model, commitment to innovation, and continued investment in digital transformation position its Core Agency Partners for sustained success and long-term growth.

Ardea Partners served as lead financial advisor to Ontario Teachers’ and BroadStreet, and RBC Capital Markets and BMO Capital Markets served as co-advisors. Latham & Watkins LLP and Torys LLP served as legal counsel to Ontario Teachers’ and BroadStreet. Kirkland & Ellis LLP served as legal counsel to Ethos Capital. Debevoise & Plimpton LLP served as legal counsel to BCI. Cravath, Swaine & Moore LLP served as legal counsel to White Mountains.

About BroadStreet Partners
BroadStreet Partners is an insurance brokerage company headquartered in Columbus, Ohio. The Company invests in select, entrepreneurial, high-performing independent agencies looking for capital support and partnership. With 30 Core Agency Partners, BroadStreet provides ownership opportunities for more than 800 agency professionals across the U.S. and Canada. www.broadstreetcorp.com

About Ethos Capital
Ethos Capital is a global investment firm that makes majority and minority investments in middle-market companies, primarily across North America and Europe. The firm’s Executive Partners collaborate with its portfolio companies, providing them with a network of resources and experience to strategically enhance operations and accelerate their growth. For more information, visit www.ethoscapital.com.

About BCI
British Columbia Investment Management Corporation (BCI) is one of Canada’s largest institutional investors, with C$295 billion in gross assets under management as of March 31, 2025. For 25 years, BCI has built its legacy on performance with purpose, helping its 32 public sector and institutional clients deliver on their commitments. From securing pensions to supporting communities, it’s investing that matters.

Headquartered in Victoria, British Columbia, and with teams spanning Vancouver, New York, London, and Mumbai, BCI puts patient capital to work across public and private markets globally.

Learn more on BCI.ca or connect on LinkedIn.

About White Mountains
White Mountains Insurance Group, Ltd. (NYSE: WTM) is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbols WTM and WTM.BH, respectively. Additional financial information and other items of interest are available at the company's website located at www.whitemountains.com.

About T. Rowe Price
T. Rowe Price (NASDAQ-GS: TROW) is a leading global asset management firm, entrusted with managing $1.68 trillion in client assets as of June 30, 2025, about two-thirds of which are retirement-related. Renowned for over 85 years of investment excellence, retirement leadership, and independent proprietary research, the firm leverages its longstanding expertise to ask better questions that can drive better investment decisions. Built on a culture of integrity and prioritizing client interests, T. Rowe Price empowers millions of investors worldwide to thrive amid evolving markets.

About Ontario Teachers’
Ontario Teachers' Pension Plan Board (Ontario Teachers') is a global investor with net assets of $266.3 billion as of December 31, 2024. Ontario Teachers’ is a fully funded defined benefit pension plan, and it invests in a broad array of asset classes to deliver retirement security for 343,000 working members and pensioners. For more information, visit otpp.com and follow on LinkedIn.

Contacts

Ethos Capital
Prosek Partners
Bea Broderick
pro-ethoscapital@prosek.com

BCI
Olga Petrycki
media@bci.ca

Ontario Teachers’
Dan Madge/James DeCosimo
media@otpp.com